Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Morris Publishing Group, LLC and Morris Publishing Finance Co. (collectively referred to as the “Company”) on Form S-4 of our report dated April 23, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the 2002 and 2001 consolidated financial statements and the adoption of Statements of Financial Accounting Standards No. 142 and 145), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 23, 2004 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

April 23, 2004